SUNCOKE ENERGY, INC. REPORTS THIRD QUARTER 2024 RESULTS

•Third quarter 2024 net income was $33.3 million, compared to $8.5 million in the prior year period; third quarter 2024 net income attributable to SXC was $30.7 million, or $0.36 per diluted share, compared to $7.0 million, or $0.08 per diluted share in the prior year period

•Consolidated Adjusted EBITDA(1) for the quarter was $75.3 million, compared to $65.4 million in the prior year period

•Received a regulatory exemption from the United States Department of Labor (DOL), eliminating the majority of our legacy black lung liabilities in exchange for a one-time payment of $36.0 million, resulting in a one-time gain of $9.5 million

•Extended Granite City coke supply agreement with U.S. Steel through June 2025

•Signed a three-year, take-or-pay coal handling agreement at Kanawha River Terminal, beginning in Q2 2025; capital investment of $12 million to develop additional handling capacity

•Increasing full-year 2024 Consolidated Adjusted EBITDA(1) guidance range to $260 million - $270 million, reflecting favorable logistics performance, and the gain resulting from the DOL regulatory exemption

LISLE, Ill. (October 31, 2024) - SunCoke Energy, Inc. (NYSE: SXC) today reported third quarter 2024 results, reflecting strong operational performance from our cokemaking and logistics segments, and significant progress on our 2024 key initiatives.

"Our domestic coke fleet continued running at full capacity this quarter, and our logistics segment again delivered strong results," said Katherine Gates, President and CEO of SunCoke Energy, Inc. "We are pleased to have reached an agreement with the United States Department of Labor for a regulatory exemption that eliminates the majority of our legacy black lung liabilities, resulting in a $45.5 million reduction in the black lung benefits accrual on our balance sheet. This will result in lower annual legacy expenses, and eliminates potential higher collateral requirements in the future. Additionally, we executed a new barge-to-rail coal handling agreement at our Kanawha River Terminal, with a $12 million capital project to support the additional volume. We expect the contract to begin in Q2 2025 once the capital project is complete. Lastly, we reached an agreement with U.S. Steel for a 6-month extension of the cokemaking contract at our Granite City operations, with an option for U.S. Steel to extend for an additional 6 months. This agreement is part of our ongoing granulated pig iron project work." Gates continued, "We are increasing our full-year 2024 Consolidated Adjusted EBITDA guidance range to $260 million - $270 million, reflecting favorable logistics performance, and the one-time gain from the elimination of the majority of our legacy black lung liabilities."

(1)See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.

THIRD QUARTER CONSOLIDATED RESULTS

	Three Months Ended September 30,
(Dollars in millions)	2024	2023	Increase (decrease)
Revenues	$490.1	$520.4	$(30.3)
Net income attributable to SXC	$30.7	$7.0	$23.7
Adjusted EBITDA(1)	$75.3	$65.4	$9.9
(1)See definition of Adjusted EBITDA and reconciliation to United States generally accepted accounting principles (“GAAP”) elsewhere in this release.

Revenues in the third quarter of 2024 decreased $30.3 million as compared to the same prior year period, primarily driven by the pass-through of lower coal prices on our long-term, take-or-pay agreements.

Net income attributable to SXC increased $23.7 million from the same prior year period, primarily due to the one-time gain of $9.5 million on the elimination of the majority of our legacy black lung liabilities resulting from the DOL exemption. Net income attributable to SXC was also favorably impacted by lower depreciation and amortization expense, lower income tax expense, and higher transloading volumes and pricing in the Logistics segment, partially offset by lower coal-to-coke yields on our long-term, take-or-pay contracts in the Domestic Coke segment.

Adjusted EBITDA increased $9.9 million as compared to the same prior year period, primarily driven by the one-time gain on the elimination of the majority of our legacy black lung liabilities resulting from the DOL exemption, and higher transloading volumes and pricing in the Logistics segment, partially offset by lower coal-to-coke yields on our long-term, take-or-pay contracts in the Domestic Coke segment.

THIRD QUARTER SEGMENT RESULTS

Domestic Coke
Domestic Coke consists of cokemaking facilities and heat recovery operations at our Jewell, Indiana Harbor, Haverhill, Granite City and Middletown plants.

	Three Months Ended September 30,
(Dollars in millions, except per ton amounts)	2024	2023	Increase (decrease)
Revenues	$459.9	$495.7	$(35.8)
Adjusted EBITDA(1)	$58.1	$64.0	$(5.9)
Sales volumes (thousands of tons)	1,027	1,016	11
Adjusted EBITDA per ton(2)	$56.57	$62.99	$(6.42)
(1)See definition of Adjusted EBITDA elsewhere in this release.
(2)Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.

Revenues in the third quarter of 2024 decreased $35.8 million as compared to the same prior year period, primarily driven by the pass-through of lower coal prices on our long-term, take-or-pay agreements.
Adjusted EBITDA in the third quarter of 2024 decreased $5.9 million as compared to the same prior year period, primarily driven by lower coal-to-coke yields on our long-term, take-or-pay agreements.

Logistics
Logistics consists of the handling and mixing services of coal and other aggregates at our Convent Marine Terminal ("CMT"), Lake Terminal, and Kanawha River Terminals (“KRT”).

	Three Months Ended September 30,
(Dollars in millions, except per ton amounts)	2024	2023	Increase (decrease)
Revenues	$21.4	$15.6	$5.8
Intersegment sales	$6.0	$5.6	$0.4
Adjusted EBITDA(1)	$13.7	$8.4	$5.3
Tons handled (thousands of tons)(2)	5,843	4,961	882
(1)See definition of Adjusted EBITDA elsewhere in this release.
(2)Reflects inbound tons handled during the period.

Revenues in the third quarter of 2024 increased $5.8 million as compared to the same prior year period, primarily driven by higher transloading volumes at domestic logistics terminals, and higher pricing at CMT primarily driven by the API2 index.

Adjusted EBITDA increased by $5.3 million as compared to the same prior year period, primarily driven by higher transloading volumes at domestic logistics terminals, and higher pricing at CMT primarily driven by the API2 index.

Brazil Coke
Brazil Coke consists of a cokemaking facility in Vitória, Brazil, which we operate for an affiliate of ArcelorMittal.
Revenues were $8.8 million and Adjusted EBITDA was $2.5 million during the third quarter 2024, which was reasonably consistent with $9.1 million and $2.2 million, respectively, in the prior year period.

Corporate and Other
Corporate and Other, which includes activity from our legacy coal mining business, was a net positive $1.0 million during the third quarter 2024, compared to expense of $9.2 million during the third quarter 2023, primarily due to the one-time gain on the elimination of the majority of our legacy black lung liabilities resulting from the DOL exemption.

2024 REVISED OUTLOOK
Our 2024 revised guidance reflects favorable performance from our Logistics segment, and impacts from the agreement with the DOL.

Our 2024 revised guidance is as follows:
•Domestic Coke total production is expected to be approximately 4.1 million tons
•Consolidated Net Income is expected to be between $85 million and $97 million
•Consolidated Adjusted EBITDA is expected to be between $260 million and $270 million
•Capital expenditures are projected to be between $75 million and $80 million
•Operating cash flow is estimated to be between $155 million to $165 million
•Cash taxes are projected to be between $16 million to $20 million

Disclaimer: The Company's 2024 outlook and guidance are based on the Company's current estimates and assumptions that are subject to change and may be outside the control of the Company. If actual results vary from these estimates and assumptions, the Company's expectations may change. There can be no assurances that SunCoke will achieve the results expressed by this outlook and guidance.

RELATED COMMUNICATIONS

We will host our quarterly earnings call at 11:00 am ET (10:00 a.m. CT) today. The conference call will be webcast live at https://event.choruscall.com/mediaframe/webcast.html?webcastid=jnUmKXiR and archived for replay in the Investors section of www.suncoke.com. Investors and analysts may participate in this call by dialing 1-866-652-5200 in the U.S. or 1-412-902-6510 if outside the U.S., and asking to be joined into the SunCoke Energy, Inc call.

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) supplies high-quality coke to domestic and international customers. Our coke is used in the blast furnace production of steel as well as the foundry production of casted iron, with the majority of sales under long-term, take-or-pay contracts. We also export coke to overseas customers seeking high-quality product for their blast furnaces. Our process utilizes an innovative heat-recovery technology that captures excess heat for steam or electrical power generation and draws upon more than 60 years of cokemaking experience to operate our facilities in Illinois, Indiana, Ohio, Virginia and Brazil. Our logistics business provides export and domestic material handling services to coke, coal, steel, power and other bulk customers. The logistics terminals have the collective capacity to mix and transload more than 40 million tons of material each year and are strategically located to reach Gulf Coast, East Coast, Great Lakes and international ports. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

SunCoke routinely announces material information to investors and the marketplace using press releases, Securities and Exchange Commission filings, public conference calls, webcasts and SunCoke's website at https://www.suncoke.com/en/investors/overview. The information that SunCoke posts to its website may be deemed to be material. Accordingly, SunCoke encourages investors and others interested in SunCoke to routinely monitor and review the information that SunCoke posts on its website, in addition to following SunCoke's press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

NON-GAAP FINANCIAL MEASURES

In addition to U.S. GAAP measures, this press release contains certain non-GAAP financial measures. These non-GAAP financial measures should not be considered as alternatives to the measures derived in accordance with U.S. GAAP. Non-GAAP financial measures have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for results as reported under U.S. GAAP. Additionally, other companies may calculate non-GAAP metrics differently than we do, thereby limiting their usefulness as a comparative measure. Because of these and other limitations, you should consider our non-GAAP measures only as supplemental to other U.S. GAAP-based financial performance measures, including revenues and net income. Reconciliations to the most comparable GAAP financial measures are included following the presentation of financial and operating results included at the end of this press release.

DEFINITIONS

•Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted for any impairments, restructuring costs, gains or losses on extinguishment of debt, and/or transaction costs ("Adjusted EBITDA"). EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under U.S. GAAP and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure in assessing operating performance. Adjusted EBITDA provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on U.S. GAAP measures and because it eliminates items that have less bearing on our operating performance. EBITDA and Adjusted EBITDA are not measures calculated in accordance with U.S. GAAP, and they should not be considered a substitute for net income, or any other measure of financial performance presented in accordance with U.S. GAAP.

•Adjusted EBITDA attributable to SXC represents Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

•Domestic logistics terminals represents Lake Terminal and Kanawha River Terminals.

FORWARD-LOOKING STATEMENTS

This press release and related conference call contain “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements often may be identified by the use of such words as "believe," "expect," "plan," "project," "intend," "anticipate," "estimate," "predict," "potential," "continue," "may," "will," "should," or the negative of these terms, or similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Any statements made in this press release or during the related conference call that are not statements of historical fact, including statements about our full-year 2024 outlook and guidance, our 2024 key initiatives, the ability of our domestic coke plants to continue to operate at full capacity, future dividends and the timing of such dividend payments, the expected lower annual legacy expenses and elimination of potential higher collateral requirements resulting from the DOL exemption, the anticipated timing, completion, and increased volume capabilities as a result of the capital investment project at the KRT logistics facility, and future sales commitments, are forward-looking statements and should be evaluated as such. Forward-looking statements represent only our present beliefs regarding future events, many of which are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of SunCoke) that could cause our actual results and financial condition to differ materially from the anticipated results and financial condition indicated in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties described in Item 1A (“Risk Factors”) of our Annual Report on Form 10-K for the most recently completed fiscal year, as well as those described from time to time in our other reports and filings with the Securities and Exchange Commission (SEC).

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, SunCoke has included in its filings with the SEC cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SunCoke. For information concerning these factors and other important information regarding the matters discussed in this press release and related conference call, see SunCoke's SEC filings, copies of which are available free of charge on SunCoke's website at www.suncoke.com or on the SEC's website at www.sec.gov. All forward-looking statements included in this press release and related conference call are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this press release and related conference call also could have material adverse effects on forward-looking statements.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of SunCoke management, and upon assumptions by SunCoke concerning future conditions, any or all of which ultimately may prove to be inaccurate. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. SunCoke does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events, or otherwise, after the date of this press release except as required by applicable law.

SunCoke Energy, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

	(Dollars and shares in millions, except per share amounts)
Revenues
Sales and other operating revenue	$490.1	$520.4	$1,449.4	$1,542.6
Costs and operating expenses
Cost of products sold and operating expenses	405.2	436.1	1,197.1	1,281.2
Selling, general and administrative expenses	9.6	19.1	45.8	55.3
Depreciation and amortization expense	28.1	35.5	90.1	107.2
Total costs and operating expenses	442.9	490.7	1,333.0	1,443.7
Operating income	47.2	29.7	116.4	98.9
Interest expense, net	5.7	6.6	17.8	21.0
Income before income tax expense	41.5	23.1	98.6	77.9
Income tax expense	8.2	14.6	20.9	29.7
Net income	33.3	8.5	77.7	48.2
Less: Net income attributable to noncontrolling interests	2.6	1.5	5.5	4.5
Net income attributable to SunCoke Energy, Inc.	$30.7	$7.0	$72.2	$43.7
Earnings attributable to SunCoke Energy, Inc. per common share:
Basic	$0.36	$0.08	$0.85	$0.52
Diluted	$0.36	$0.08	$0.85	$0.51
Weighted average number of common shares outstanding:
Basic	85.1	84.8	85.1	84.7
Diluted	85.3	85.1	85.3	84.9

SunCoke Energy, Inc.
Consolidated Balance Sheets

	September 30, 2024	December 31, 2023
	(Unaudited)
	(Dollars in millions, except par value amounts)
Assets
Cash and cash equivalents	$164.7	$140.1
Receivables, net	80.2	88.3
Inventories	195.9	182.6
Income tax receivable	5.6	1.4
Other current assets	9.6	4.4
Total current assets	456.0	416.8
Properties, plants and equipment (net of accumulated depreciation of $1,470.1 million and $1,383.6 million at September 30, 2024 and December 31, 2023, respectively)	1,147.4	1,191.1
Intangible assets, net	29.6	31.1
Deferred charges and other assets	21.8	21.4
Total assets	$1,654.8	$1,660.4
Liabilities and Equity
Accounts payable	$152.0	$172.1
Accrued liabilities	47.1	51.7
Interest payable	6.1	—
Total current liabilities	205.2	223.8
Long-term debt	491.8	490.3
Accrual for black lung benefits	13.2	53.2
Retirement benefit liabilities	14.8	15.8
Deferred income taxes	198.1	190.4
Asset retirement obligations	14.9	14.1
Other deferred credits and liabilities	25.8	27.3
Total liabilities	963.8	1,014.9
Equity
Preferred stock, $0.01 par value. Authorized 50,000,000 shares; no issued shares at both September 30, 2024 and December 31, 2023	—	—
Common stock, $0.01 par value. Authorized 300,000,000 shares; issued 99,496,809 and 99,161,446 shares at September 30, 2024 and December 31, 2023, respectively	1.0	1.0
Treasury stock, 15,404,482 shares at both September 30, 2024 and December 31, 2023	(184.0)	(184.0)
Additional paid-in capital	730.3	729.8
Accumulated other comprehensive loss	(13.5)	(12.8)
Retained earnings	124.8	80.2
Total SunCoke Energy, Inc. stockholders’ equity	658.6	614.2
Noncontrolling interest	32.4	31.3
Total equity	691.0	645.5
Total liabilities and equity	$1,654.8	$1,660.4

SunCoke Energy, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2024	2023

	(Dollars in millions)
Cash Flows from Operating Activities
Net income	$77.7	$48.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	90.1	107.2
Deferred income tax expense	7.7	15.8
Share-based compensation expense	4.1	4.3
Gain on extinguishment of legacy coal liabilities	(9.5)	—
Changes in working capital pertaining to operating activities:
Receivables, net	7.6	24.3
Inventories	(13.2)	(31.3)
Accounts payable	(17.0)	25.5
Accrued liabilities	(35.1)	(6.2)
Interest payable	6.1	6.1
Income taxes	(4.2)	0.7
Other operating activities	(6.4)	(2.0)
Net cash provided by operating activities	107.9	192.6
Cash Flows from Investing Activities
Capital expenditures	(48.1)	(84.5)
Other investing activities	0.5	(0.9)
Net cash used in investing activities	(47.6)	(85.4)
Cash Flows from Financing Activities
Proceeds from revolving facility	11.0	273.0
Repayment of revolving facility	(11.0)	(308.0)
Repayment of financing obligation	—	(2.5)
Dividends paid	(27.5)	(22.3)
Cash distribution to noncontrolling interests	(4.4)	(8.1)
Other financing activities	(3.8)	(3.4)
Net cash used in financing activities	(35.7)	(71.3)
Net increase in cash and cash equivalents	24.6	35.9
Cash and cash equivalents at beginning of period	140.1	90.0
Cash and cash equivalents at end of period	$164.7	$125.9
Supplemental Disclosure of Cash Flow Information
Interest paid	$12.2	$13.4
Income taxes paid	$17.3	$13.1

SunCoke Energy, Inc.
Segment Financial and Operating Data

The following tables set forth financial and operating data for the three and nine months ended September 30, 2024 and 2023, respectively:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

	(Dollars in millions, except per ton amounts)
Sales and Other Operating Revenues:
Domestic Coke	$459.9	$495.7	$1,361.0	$1,460.4
Brazil Coke	8.8	9.1	26.2	25.8
Logistics	21.4	15.6	62.2	56.4
Logistics intersegment sales	6.0	5.6	17.8	16.9
Elimination of intersegment sales	(6.0)	(5.6)	(17.8)	(16.9)
Total sales and other operating revenues	$490.1	$520.4	$1,449.4	$1,542.6
Adjusted EBITDA:
Domestic Coke	$58.1	$64.0	$177.4	$192.6
Brazil Coke	2.5	2.2	7.4	6.9
Logistics	13.7	8.4	38.9	33.6
Corporate and Other, net(1)	1.0	(9.2)	(17.0)	(26.6)
Total Adjusted EBITDA(2)	$75.3	$65.4	$206.7	$206.5
Coke Operating Data:
Domestic Coke capacity utilization(3)	102%	102%	100%	101%
Domestic Coke production volumes (thousands of tons)	1,031	1,032	3,009	3,024
Domestic Coke sales volumes (thousands of tons)	1,027	1,016	2,996	3,009
Domestic Coke Adjusted EBITDA per ton(4)	$56.57	$62.99	$59.21	$64.01
Brazilian Coke production—operated facility (thousands of tons)	423	381	1,191	1,175
Logistics Operating Data:
Tons handled (thousands of tons)	5,843	4,961	17,277	15,461
(1)Corporate and Other, net is not a reportable segment.
(2)See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.
(3)The production of foundry coke tons does not replace blast furnace coke tons on a ton for ton basis, as foundry coke requires longer coking time. The Domestic Coke capacity utilization is calculated assuming a single ton of foundry coke replaces approximately two tons of blast furnace coke.
(4)Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.

SunCoke Energy, Inc.
Reconciliation of Non-GAAP Information
Net Income to Consolidated Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(Dollars in millions)
Net income	$33.3	$8.5	$77.7	$48.2
Add:
Depreciation and amortization expense	28.1	35.5	90.1	107.2
Interest expense, net	5.7	6.6	17.8	21.0
Income tax expense	8.2	14.6	20.9	29.7
Transaction costs(1)	—	0.2	0.2	0.4
Adjusted EBITDA	$75.3	$65.4	$206.7	$206.5
(1)Costs incurred as part of the granulated pig iron project with U.S. Steel.

SunCoke Energy, Inc.
Reconciliation of Non-GAAP Information
Estimated 2024 Net Income
to Estimated 2024 Consolidated Adjusted EBITDA

	2024
	Low	High
	(Dollars in millions)
Net income	$85	$97
Add:
Depreciation and amortization expense	122	118
Interest expense, net	28	26
Income tax expense	25	29
Adjusted EBITDA	$260	$270

Investor/Media Inquiries:
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Manager, Investor Relations
(630) 824-1907